Exhibit 10.136.1        Certain confidential information in this Exhibit 10.136.1 was omitted and filed separately with the Securities and Exchange Commission with a request for confidential treatment by Inter Parfums, Inc.

COMMERCIAL LEASE

Subject to the Articles L 145.1 through L 145.60 of the New Commercial law and to the decree of September 30, 1953

BY AND BETWEEN THE UNDERSIGNED

Real Estate Company at 4/6 Rond-Point des Champs Elysees,

Represented by DAUCHEZ PROPERTY ADMINISTRATORS, Inc. the headquarters of which is located at 132 Haussman Boulevard, 75008, Paris, holder of Business License No. G 989, insured by the Insurance Corporation, SOCAMAB ASSURANCES, which is represented by Mr. Jean-Claude SAUNIER.
Hereinafter "the lessor", party of the first part,
AND

The INTER PARFUMS Company, a Corporation with capital of 40.171.620.00 Euros, the headquarters of which are located at 4/6 Rond-point des Champs Elysees, 75008 PARIS, registered under the Commerce and Companies Registry of Paris under the number B 350 219 382, and represented for the purposes of these presents by its Delegate General Director, Mr. Philippe SANTI

hereinafter "the Lessee",

party of the second part,

SPECIAL CONDITIONS

WHICH HEREBY AGREE TO THE FOLLOWING:

The Lessor, gives to rent to the Lessee, who accepts, the locations indicated hereafter belonging to a building located at 4/6 Rond Point des Champs Elysées – Paris 75008.

1. DESIGNATION

Within a building located at 4/6 Rond Point des Champs Elysées 75008 Paris:

A commercial locale for office use, located on the 6th floor with a surface area of 60.30 square meters approximately, as the aforementioned locales are shown in the attached plan.

Furthermore, as far as the extra space which these places offer, it shall be understood, the aforementioned property is leased as seen / "as is", with no exceptions nor reserve and without it being necessary to make of it here a fuller designation, the Lessee does hereby state he has seen them and visited the at his leisure and of which he shall have a detailed accounting drawn up, by the Lessee’s architect, including all costs which shall be at the expense of the Lessee, within one month following the completion of any remodeling work on the buildings.

It is hereby specified that any error in designation above shall justify neither reduction nor increase in the rent, the parties shall accept the Property as is and in its present condition.

2. DURATION

This lease, which shall commence retroactively on JULY 15, 2008, is authorized for a duration of seventeen days, two months and three, six, or nine years, and shall expire on SEPTEMBER 30, 2011, SEPTEMBER 30, 2014, or SEPTEMBER 30, 2017, which date shall be the sole choice and responsibility to be undertaken by the Lessee and if the Lessee wishes to change the expiration from the first or the second three year period, he must give six months notice.

Any notice shall imply an extrajudicial act.
3. PRICE

3.1           The present location is granted and accepted through an principal annual rental amount of [———————————————————]1 Euros), as well as the applicable VAT, that the Lessee commits to pay to the Lessor or his agent, at the domicile of the latter, quarterly, in other words, four ordinary times a year, the first day of each quarter, every three months, until the expiration of tenancy, in advance.

3.2           The aforementioned rent will be automatically reviewed on the first of October every year in accordance with the fluctuation in index of the cost to construct a building as is published by the National Institute of the Statistics and the Economic Surveys (l'Institut National des Statistiques et des Études Économiques - INSEE) for the first quarter of each year. The first review shall intervene for the first time on the first of October, 2009 on the basis of the fluctuation between the index of the first quarter 2008, which is 1497, and that which will be published for the first quarter of 2009, and in the future on the basis of index of the first quarter of each year.

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.1.

3.3.1       In addition to the rental amount set above, the Lessee shall pay to the Lessor, at the same time as each rent is paid, the amount due for the various services and supplies to which the owners have the right to recover from their tenants, that is to say, his share of:
•	municipal costs (sweeping, household garbage collection and industrial or commercial wastes);
•       Property tax and household garbage tax shall be called for once a year and are calculated pro rata on the number of days present. It is not included in the provisions for expenditures.
•     Cost of maintenance, security salaries, and additional charges;
•     cold water charges; (for consumption and meter charges);
•       Cost of central heating of the building (fuel, payments, and routine maintenance);
•       Operational cost (electricity, payments, and routine maintenance, lighting for the common areas);
•       expenditures related to the elevator which serves the different floors (electricity, payments, and routine maintenance);
•
annual taxes on offices and trade in Ile de France as concerns rented locales, in the event that it is due, on the first of January each year. It is expressly agreed that this tax on offices shall be due from the Lessee on a pro rata basis for the number of days present. It is not included in the provisions for expenditures.

•           Its potential quota of the tax on the removal of the industrial and commercial waste. [sic]

3.3.2       Proportions of the Distribution of Charges

Distribution Key	Proportions	Distribution Base
General Expenses	182	10 000
Special Expenses	12	1 000
Elevator	28	1 000

It is hereby specified that modifications to the distribution proportions be made contractually, judicially, or legally.

3.3.3       The payment of these charges shall be paid on a quarterly basis in the amount of THREE HUNDRED AND EIGHTY EUROS (380.00 Euros), the final amount being established at the end of the fiscal year. It is hereby specified that the rent and the charges shall be adjusted quarterly, by automatic deduction.

3.4           Any delay in payment of the amounts due, as well the rent payment itself and the additional charges will cause a late fee reminder to be issued.  The Lessee shall be wholly responsible for payment of these charges, to wit: for the first reminder: 10 Euros including tax, for the second reminder: 20 Euros including tax.

4. SECURITY DEPOSIT

Moreover, upon signing the present contract, the Lessee shall provide as deposit, the amount of [———————————————]2 (Euros) which is equivalent to [———————————————]3  months of rent, excluding tax.

With each revision of the rent, this deposit will be readjusted so that it always is equivalent to [———————————————]4 months of rent.

The aforementioned amount shall be reimbursed to the Lessee after removal and handing-over of the keys, after deductions are made for rent and tenant's repairs or all other amounts that may be due for payment by the Lessee to the Lessor, or any other amounts for which the Lessee may be responsible. Interest of benefit to the Lessee, shall not be earned upon this amount in any case whatsoever.

5. DEDUCTIONS FROM RENT

A franchise of [———————————————]5 Euros is accorded to the Lessee, which is equivalent to [———————————————]6 months rent, in order to allow the Lessee to remodel the offices from their present state, (as indicated in the inventory), at the time the Lessee takes possession of the property.

The Lessee expressly commits to provide the Lessor, at the time of signature of the lease, with a detailed and itemized description of the work to be carried out and for which the deduction shall be made. This description shall be annexed to the present lease.

Moreover, the Lessee expressly commits to provide the Lessor with certified copies of the invoices for the work carried out, after the construction has concluded.

Moreover, the Lessee expressly commits to execute the work that is the object of this deduction, in compliance with applicable regulations (and in particular shall provide owner construction insurance, plus a coordinator to insure safety and protection of health) at his own expense and under direction of the Lessor's architect, whose fees shall be the responsibility of the Lessee.

Consequently, the first rent period shall be payable on NOVEMBER 15, 2008.

Lastly, the Lessee does hereby commit, as of the effective date of the lease, to release the Lessor from any responsibility related to the construction for which this deduction shall be taken.

2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.2.

3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.3.

4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.4.

5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.5.

6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.136.1.6.

6.           ENVIRONMENTAL DISPOSITIONS ARTICLE L 125-5 OF THE
ENVIRONMENTAL CODE

The leased locales and the property units are situated in the community of PARIS. THE LESSOR declares that to his knowledge, the property which is the object of these presents is located in an area that:
-	Is covered by a Plan for the Prevention of Foreseeable Natural Disasters of Flooding, approved by the prefectural decree dated February 14, 2006,
-	Is covered by a Plan for the Prevention of Required or Approved Technological Disasters,
-	Is located within a 0 seismic area.

The state of natural and technological disasters as well as the prefectural decree dated February 14, 2006, and the file annexed to the decree, are attached to these presents and are stamped.

The LESSOR declares however, that to his knowledge, within the timeframe that he has been the property owner, the leased locales and the property units have not been the object of damages under the protection of articles L 125-2 or L 128-2 of the Insurance Code.
Also, to his knowledge, it was the same before his acquisition.

7. RESOLUTORY CLAUSE

It is expressly agreed that:

8.1           If any payment is in default within a single rent term, charges, taxes and services, in its agreed upon payment amount, such as in a case of infringement or non-fulfillment of one of the General or Special Conditions outlined in the lease agreement, one month after notice is served and if the appropriate response does not take place, after notification of a summons by registered letter with acknowledgement of receipt and despite all later offers to pay or execute, the present lease shall be automatically cancelled, in whatever way appears satisfactory to the Lessor, with no need for any legal formality other than a simple ordinance of summary procedure issued by the President of the Supreme Court pronouncing expulsion, the aforementioned ordinance shall fulfill the purpose of assuring its enforcement, not to issue the cancellation which takes place automatically if the Lessor deems it necessary.

8.2           In the event that a cancellation takes place as outlined in the first paragraph of this Resolutory Clause, the amount paid to the Lessor as a deposit shall be appropriated by him to serve as compensation, without prejudice to all expenses and damages/interest incurred.

8.3           In the event of non-payment of any amount due at its term or of failure to comply with any of the General or Special Conditions provided for in the lease and with the first service by a bailiff, in addition, the Lessee will automatically be required to pay all other charges of recovery including the entire amount owed to the bailiff, a penalty equal to 10% (ten percent) of the amount of the sum owed to cover all damages to the Lessor caused by the delay in payment and the expenses, due diligence and fees incurred in the recovery efforts for this amount. This penalty is added to the legally incurred interest due once the decree is issued.

GENERAL CONDITIONS

This lease is authorized and accepted under the ordinary burden of law, according to the use of the locales, and moreover, in the following conditions the Lessee commits to carry out or support under penalty of cancellation, with no right to claim any compensation nor reduction in rent, neither any recourse against the Lessor nor against his insurer.

1.	Taking Possession

The Lessee shall take possession of the locales rented in the state they are currently in, and shall not require that the Lessor make any changes to its state nor any repairs whatsoever, the structural work of the walls and floors shall be the only obligation borne by the Lessor.

2.	Closure - Coverage:

Since no request may be made for other doors or locks than those currently existing, the Lessee shall relinquish all recourse against the Lessor and against his insurer, in the event of robbery or burglary in the leased locales.

Effect the final removal of blinds or shutters, at the option of the Lessor, without compensation.

Objects, machines, etc., that are susceptible to water damage, must not be placed under the frames, window panes, windows or ceilings made of glazed reinforced concrete, if in existence, the Lessor denies any responsibility in the event that damage occurs resulting from a force of nature in this way, since sealing is not guaranteed to be waterproof.

3.	Inventory and Maintenance:

Maintain the locales rented, during the entire lease period, in good condition through repairs made by the tenant, and to perform, consequently, and to carry out at his own expenses, all electrical repairs, repairs of locks, iron work, furnaces, pluming, central heating, carpentry, painting, windows and shutters, etc., in other words, all work necessary to keep the locales functional, as well as making all replacements, be they total or partial. Only the structural work of walls and floors shall be the responsibility of the Lessor (in the sense set forth by article 606 of the Civil Code).

The Lessee shall personally carry out, after having sought prior authorization from the Lessor, and at his sole expense, all repairs, remodeling or additions required by an administrative authority or legislative or regulatory disposition  in order to continue the Lessee’s activities or for any other cause included a case of Force Majeure.

The Lessee shall maintain in good condition the entirety of the various locales rented, and in particular, the frontage and doorways, which should be painted as often as is necessary and at least once every three years. Consequently, the Lessor shall not be held responsible for large repairs, as set forth in article 606 of the Civil Code, the exception to which shall only be as provided for above, from work required for the continuation of the Lessee's activities.

Return the locales rented at the end of the lease, in the same state, (as shown by the inventory drawn up at the time possession was taken of the locales) as at the beginning of the lease.

Consequently, the Lessee should carry out all repairs, both large and small, without distinction, with the exception of those mentioned by Article 606 of the Civil Code, in such a way that the locales are restored at the end of the lease to a good state of repair and maintenance.

At the expiration of the lease, another inventory shall be drawn up indicating the tenant's repairs, which may be owed by the Lessee. The aforementioned Lessee shall pay the amount.

4.	Work Done by the Lessee - Embellishments - Improvements:

Without the express and written consent of the Lessor, the Lessee shall not make any changes to the layout of the rented locales, in particular concerning the apportionment of the different areas of the rented locales.

The Lessee shall not make any change, installation, demolition, holes in walls, partitions, floors, nor sealing without the express and written consent of the Lessor.

No work shall be performed, unless authorized by the Lessor, after which approval and under the direction of the Lessor's architect; the Lessee shall pay the fees.

To leave to the end of the lease, if the Lessor is in agreement, without compensation, all changes and work thus accomplished.

No ventilation or air conditioning equipment may be installed without prior express authorization in writing from the Lessor. This work, if authorized, shall be carried out as set forth in subparagraph three of this clause. The Lessee agrees that upon his departure, at the discretion of the Lessee, he will either leave said installations in a good operational state, or will remove them and replace the windows in which they were installed.

All decorations, embellishments, cabinets mounted on walls, gas, water, electrical connections, that the Lessee might install and, in general, all fixed installations and embellishments, shall also be left in place, unless the Lessor prefers that the locales not be remodeled, (which shall be made at the expense of the Lessee and without compensation), but in their original state.

The floors should not be overloaded in the rented locales, without completing reinforcement by means of measures recommended by the Lessor's architect, under whose orders this work must be carried out, at the expense of the Lessee.

The Lessee must also notify the Lessor beforehand any work on projects so that the architect of the Lessor may verify that the work to be carried out does not violate the integrity of the building nor the structural work. Upon the departure of the Lessee, the Lessor reserves the right to require that the locales be returned to their original state, the cost of which shall be of the Lessee exclusively.

The cost of a possible modification to the rented locales must be covered as required by the administration, even if this requirement were unforeseeable and essential, as a consequence of an event of force majeure.

Finally, during the course of this lease and of any possible renewals of same, the parties expressly agree that the work force shall be treated in compliance with that which may be required by the administrative authorities, whether it be in the category of health and safety on-the-job or regulations covering establishments that receive the public, all of which must be carried out by the Lessee and at their exclusive expense.

5.	Work in the Building - Visiting the Locales - Wiring:

Accept, without compensation, or reduction in rent, any work which the Lessor may consider necessary to perform in the rented locales, or in the building where they are located, the duration of which would exceed forty days

The Lessor reserves the right, without prejudice to the requirement in Article 1723 of the Civil Code, to make any modifications which he deems appropriate, to the exterior appearance as well as to the inside of the building where the locales are to be found, excluding the other locales that are at present rented.

Permit access to the rented locales, if need be, in order to perform cleaning of the doorways, court yards, inspections of the elevator counterweights or other work necessary to maintain good functionality in the building itself and in the operation of all machinery.

Accept, without receiving any compensation, or reduction in rent, all work which the Lessor considers necessary or that is forced to perform, such as any nearby construction or demolition, all blocked access, court yards or days of inconvenience.

Allow that all necessary wiring cross through their cellars.

File without delay, together with the cost, all formwork, decoration, installations or removal of same, to be performed that may prove useful for research and repair in the event of leakages of any kind, or of cracks in smoke or ventilation channels, especially after a fire or smoke damage from a fire, and in general for the performance of the task.

If work proves to be necessary on all the piping, the Lessor reserves the right to replace buried wiring with visible wiring.

In the event of work, construction, sale of the building in part or in full, the Lessor may modify the layout of the cellars and proceed to exchange buildings.

Permit the Lessor, his architect and their representatives to enter the rented places whenever they consider it useful; the latter shall make sure to notify the Lessee 48 hours in advance (except in the case of emergencies).

6.	Expropriation:

No compensation nor reduction in rent may be required by the Lessee of the Lessor if, throughout the duration of this lease, the building in which the currently rented locales are found, come to be demolished in part or in full as a result of cutbacks, recession, or expropriation for use by the public sector, with the exception of course, of the tenant's recourse against the parties to the expropriation.

7.	Furnishings:

Make sure the locales rented are continually decorated with furniture, goods, and furnishings in sufficient quantity and worth to answer for the payment of the rent and for payment of fees and other conditions of the lease.

The Lessee shall make sure that the rented locales maintain constant commercial activity, and shall not cease, under any pretext (except for being closed for normal activities such as paid leave), even temporarily, to use the locales for the purpose indicated below.

Any relocation before the scheduled time is prohibited the Lessee, who, in all the cases, shall only be permitted to vacate the locales rented after all obligations set forth in the present Contract have been fulfilled.

8. Insurances:
8. 1 ~ Goods that are Property of the Lessee

The Lessee shall insure and maintain insured for entire duration of the lease against fire hazards, explosion, water damage, destruction, all furniture, furnishings, materials and in a general way, all of its property inside the locales, including improvements, relinquishing any recourse against the Lessor for the possibility that the furniture, furnishings, materials, improvements or other items might become damaged partially or completely.

The Lessee commits to require that his insurer make the same waiver of recourse against the Lessor.

8.2 ~ Vis-a-Vis Third Parties

The Lessee shall also ensure that third parties have no recourse, also relinquishing any recourse against the Lessor in the event that goods belonging to a third party are partially or completely damaged or if they must temporarily or completely interrupt activity.

The Lessee commits to require that his insurer make this same waiver of recourse against the Lessor.

8.3 ~ Goods that are Property of the Lessor

The Lessor shall insure the building and all the elements of equipment or other fixtures and fittings against the hazards of fire, explosion, water damage, partial or total destruction due to any cause that may be, for the amount necessary to rebuild anew.

The Lessor, in the event of a disaster, shall waive all recourse against the Lessee, and commits to require that his insurer make the same waiver of recourse against the Lessee.

The Lessee shall fully reimburse the Lessor for all additional premiums required, due to activities performed, and commits moreover to notify the Lessor of all fixtures and fittings he has installed, apart from pledging responsibility with respect to the Lessor and in the event of a disaster, to make reparations for the damage undergone by the Lessor in the event the guarantee is insufficient.

Since the premiums would be established as a guarantee for the totality of the building, with the exception of the additional premium required due to the activities performed, the total cost of which shall be the responsibility of the lessee, the quota due from the Lessee shall be as stated in the particular conditions of Article 3.3.2, “Proportions of the Distribution of Charges”.

8.4 ~ Reciprocal Waivers

The parties commit to keep in mind the aforementioned waivers, to notify each other, within two months beginning with the effective date of these presents, of their insurance policies, established according to their respective obligations, and which must have:

-     on the part of the Lessee, stipulations that he and his insurers shall waive, in the event of a disaster covered by the guarantees set forth in Articles 8.1 and 8-2, all recourse against the Lessor and his insurers,

-     on the part of the Lessor, stipulations that he and his insurers shall waive, by the guarantees set forth in Articles 8.3, all recourse against the Lessee and his insurers.

These waivers of recourse shall be reciprocal, in such a way that subject to the waiver of recourse on behalf of the Lessee and his insurers, the Lessor and his insurers waive, in the event of a disaster, any recourse that they may have against the Lessee and his insurers and who, subject to the waiver of recourse on behalf of the Lessor and his insurers, the Lessee and his insurers waive, in the case of disaster, any recourse that they might have against the Lessor and his insurers.

Furthermore, the Lessee shall be required to take out fire coverage through a “Prevention and Advice” policy with an organization approved by the Plenary Assembly of Insurance Companies.

The Lessee must supply the Lessor with a document justifying the policy coverage provided by this contract concerning the supply and placement of portable fire extinguishers within the private areas, and to mail a photocopy of the inspection report every year.

9. Contributions ~ Health:

Fulfill all the requirements of the city and police force to which tenants are usually held.

Conform to all the regulations of the proper authority regarding hygiene and public health.

Refrain from throwing industrial or commercial waste in the domestic trash cans of the building and provide trash cans for this purpose by using lawful containers. It must be taken care of and removed solely by their maintenance service, and these duties shall be performed in such a way that they do not obstruct the passageways.
The Lessee must take responsibility personally for any failure to comply with these regulations; the Lessor should never be bothered or sought after in any way at all on this subject.

Pay all contributions and taxes precisely that may correspond to him personally. Demonstrate, before relocation, to the Lessor or his agent that payment of taxes has been made, by providing the Tax Collector receipt.

Pay, throughout the duration of the lease, his share of all State, Department or City levies and taxes, in whatever form they are created, whether perceived or not by the owner, and comprising property tax.

Furthermore, every year, the Lessee shall reimburse the Lessor for the annual office tax.

10. Internal By-Laws:

The Lessor shall not be held responsible for any interruptions which could occur in water, gas, or electrical services or of any other public utility, or of any restrictions which could, possibly, be imposed by the authorities on the various services with which the building is provided.

Regularly maintain the interior water supply and drainage pipelines, as well as all electrical and gas pipelines, the Lessor must never have to be worried on this subject and the Lessee shall use these pipelines only at his own risk and peril.

The Lessor reserves the right of the possibility of contracting a policy with the Parisian Association of Steam and Electrical Equipment (A.P.A.V.E.) or from any other similar organization for periodic inspection of the private electrical installations corresponding to each tenant; the amount of that policy payment shall be invoiced individually to the tenants or included in the reimbursable services such as those mentioned in the Price paragraph. Any possible work to maintain compliance of these installations which might result from these inspections must be carried out by the Lessee at his expense.

The Lessee must, by taking possession of the locales, arrange to have work performed that may possibly be necessary for the proper electrical installation specifically for the rented locales, in conformity with the regulations in force.

Have the chimneys and flues cleaned in the rented locales, by a qualified chimney-sweep, whenever the need arises.

The Lessor does not guarantee their state and the Lessee shall use them only with his own risk and peril. They shall never be able to ask him to repair them. No stove or radiator may be connected there.

Nothing must be thrown away, nor allowed to be thrown away, in the building's entry vestibule, in the corridors, on the staircases, and in a more general way, all common areas of the building that are formally excluded from this lease.

In order to make it possible for the cars upon which the tenants or occupants depend to enter into the courtyard of the building, access will only be allowed for delivery vehicles and parking.

Flowers and other objects must not be placed in the windows neither on the street nor in the courtyard.

Conditions imposed by building regulations, shared proprietorship regulations, the union of shared proprietors, or any organization formed between the owners or occupants of the building must be abided by, with the possible participation of the owners or occupants of the buildings close by.

Rigorously observe the rules of usage as established in Paris regarding vicinity. Avoid all noises, odors or other causes of embarrassment for the other occupants of the building or the close buildings.

Take care that ventilation equipment such as range hoods, extractors, conduits, etc. meets the standards necessary for the activity authorized by this lease, and that this equipment is maintained in perfect operating condition; so that the Lessor does in no case have to be worried by embarrassments caused in the neighborhood, in the form of fumes, odors, machinery vibration, or other noises.

Take care that personnel does not park in the areas common to the building, prohibit all manner of shouting or noises, in particular at the moment when they enter and leave the building, so that the peace of the building is not disturbed by their presence.

No dirty or noisy animals shall be allowed.

No drawing or displays shall be allowed on the sidewalks of the locales currently leased.

Act as a substitute to the Lessor on all complaints which may be raised by a neighbor, the Lessor must never have to be worried on this subject.

No public sale shall take place in the locales rented at any time, even after failure of the business or bankruptcy.

Once the Lessee has received or given notice to vacate, during the last six months of the lease, the Lessor shall have the right to make and put up a sign, at the site of his choice, indicating that the locales are to be rented. The Lessee shall be open for business on all business days from 10 AM to noon and from 2:00 PM to 5:00 PM. It will be also thus in the event of a sale of the rented locales.

11. Heating:

There is a private heating system installed in the rented locales.

The Lessee must provide maintenance directly, without the Lessor having to ever intervene in any manner whatsoever, for the entire responsibility of the heating system, as well as for its total or partial replacement, so as to leave, after vacating the premises, the aforementioned system in good operating condition.

12. Air-conditioning:

Collective air conditioning is also installed within the building. If the Lessee wishes to be connected to the collective installation, a connection fee will be invoiced to him.

Central air conditioning is supplied each summer between the 15th of June to the 15th of September.

The Lessor reserves the right to furnish it outside of these limits; in this case, the Lessee must reimburse the cost of the supplementary air conditioning in the same proportion as the normal air conditioning.

13. Elevators:

The elevator or elevators shall only be used at the Lessee's own risk and peril, and shall be maintained by the company in charge of maintenance in such a manner as to be in compliance with the regulations enacted for this purpose.

The weight limits of this device must be strictly adhered to.

Accept the possibility that other occupants of the building may use the device.

Its use is reserved for the tenants: the transport of all materials or objects by the elevator is prohibited and it must not be used by delivery men or couriers.

The Lessor shall bear no responsibility for accidents which may occur because of the elevator, no matter what the causes are.

The Lessee may not file any Claim regarding the orders or the need for maintenance of this equipment that may be produced independently from the wishes of the Lessor.

14. Use and Purpose of Locales:

Only the following activities shall be permitted in the locales leased: “PURCHASING, SELLING, MANUFACTURING, IMPORTING and EXPORTING PERFUMES, COSMETICS, FASHION ARTICLES, AND ACCESSORIES”.
The locales that are subject to these presents are leased exclusively for office use, to the exclusion in particular of all sales, exhibits, etc.
The rented locales may not be used for any other purpose, with the understanding that the Lessor reserves the right to rent all other locales in the building for any mercantile or professional purposes that are similar to those of the Lessee.

15. Credit-Lease:
In the event that the Lessee has recourse to a credit-lease on his business or one of the components thereof, the Lessee shall be obligated to warn the Lessor by registered letter with return receipt, by the month preceding the signing of this credit-lease contract. The Lessee shall also be obligated to report the date of expiration of the credit-lease contract.

In the event the business is transferred, the Credit-Lessee shall be likewise obligated to the Credit-Lessor so that the Lessor will never have to worry about the establishment with the Credit-Lessor of the credit-lease contract.

At the time of the business transfer, the Credit-Lessor must inform the owner that all the legal formalities and obligations set forth in the Credit-Lease contract have been fulfilled by the Credit-Lessee assignee.

In the event that a renewal of this lease is requested by the Credit-Lessor wishing to install a new operator, the latter will be required to carry on an activity identical to that of the former Credit-Lessor. In this case, the Credit-Lessor must send to the Lessor, at the same time as the request for renewal, all information concerning the new operator (K-(a), statutes, banking references) and of his activity, which shall be subject to his express and written approval.

16. Transfer - Contribution - Sub-Lease:

It shall not be permitted to yield the right to the present lease unless it is to the purchaser of the business, provided that such assignment is made in its entirety, and with the obligation to remain as a guarantor and jointly and severally responsible towards the Lessor for all subsequent assignees, both in respect of payments of rent and in regard to fulfilling the general conditions of the present lease.

The legal instrument containing the transfer must either be made in an authenticated form, or by informal agreement, the Lessor shall be summoned to sign said instrument; the Lessor must be summoned and an executory copy of said instrument must be sent to him free of charge within one month from signing; at said act of the instrument of transfer, the assignees shall of course be responsible for paying the rent to the Lessor together with the fulfillment of all responsibilities and conditions of the present lease.

No contribution or transfer may be made if the Lessee has any unpaid rent or charges due.

These stipulations will be applicable to all successive transfers.

The business may not be given to a management agent, nor shall any person be substituted, nor shall the rented locales be lent to any third parties, even temporarily.

No sub-leasing or domiciling, in part or in totality, shall be allowed, without obtaining prior written agreement from the Lessor.

16. (a)

Notwithstanding the 16th Clause of the General Conditions, the Lessee is authorized to be domiciled within the rented locales of the companies of the INTER PARFUMS Group, with the proviso of observing the following five infrangible conditions:

1)
That the activity carried on by these companies be the same as that set forth in the 14th General Condition above and that the Lessee sends to the Lessor a copy of the statutes and of the K-(a) of these companies;

2)	That they be companies of the INTER PARFUMS Group, of which at least 30% of the capital stock is in holdings;

3)	That the President, the Director General, or the manager of these companies be one of the administrators of the INTER PARFUMS company, holder of the present lease;

4)
That the INTER PARFUMS Company, upon vacating the premises which make up the object of this lease, make sure that they are made free from any occupation; the locales which physically form an indivisible whole through the common intention of its parts.

Under no circumstances, may these domiciliations transfer the commitment of rights that exists between the subtenants and the Lessor, who shall have no direct obligation in regards to them.

5)
The company, INTER PARFUMS shall remain as the sole responsible party in respect with the Lessor, for any damages to same. It shall guarantee strict fulfillment of the conditions above and commits to pledge same in writing for any domiciled company, which it will have the obligation to make known to the Lessor.

16. Signs ~ Commercial Name Plaques:

No plate, sign, shade/awning or any attractive installation to the exterior or interior appearance of the building may not be used without first being subject to the approval of the Lessor who will necessarily request the authorizations as set forth in Building Regulations or any other Regulation, schedule of conditions, or statutes to which it will be subject, however with the stipulation that the Lessee shall personally arrange for all administrative authorizations required and shall be responsible for payment of the taxes which may be required.

The Lessee shall constantly maintain the exterior facade of his boutique in a perfect state of upkeep. The aforementioned façade shall not be changed or ordered to be changed, without having submitted the plans to the Lessor beforehand, and without the Lessor's authorization for the projected changes, which shall be carried out under the supervision of the Lessor's architect, whose fees shall be the responsibility of the Lessee.

17. Collateral Security:

The Lessee hereby commits, if he consents to using his business as collateral security, to inform the Lessor, and make known to him all names and addresses of the secured creditors within fifteen days of establishing the aforesaid collateral.

The Lessee expressly commits to provide to the Lessor every year, a balance sheet from the Company INTER PARFUMS within six months of closure of the fiscal year.

18. Binding Clause:

All the responsibilities, clauses and conditions of this lease are obligatory. Any deviation of the Lessee without express and written authorization from the Lessor will have effect only through tolerance, and could never be regarded as having made novation, nor to be adherent to the present clauses and conditions, to which the Lessor shall always have the right to require strict fulfillment.

19. V.A.T. - Registration ~ Expenses:

Payment of the stamp fees, registration fees, charges related to the present lease, revisions to the rent amount and possible renewals of this lease, plus the applicable VAT.

The Lessor has opted for the regime subject to the value-added tax, within the framework set forth by decree No. 67-1126 of December 22, 1967, supplementing the law of January 6, 1966. The Lessee shall be required to pay to the Lessor the VAT at the rate in force on the principal amount of the rent.

20. Selection of Domicile:

For the execution of these presents, the Lessee selects his domicile as the locales rented and the Lessor the domicile of the Property Manager. These domiciles are attributive of jurisdiction and all announcements and notifications shall validly be made there.

Created in three original copies in Paris, on (Handwritten)  01/21/2008

THE LESSEE	THE LESSOR (1)

(1) Please attach signature next to the handwritten reference, "read and approved" and initial each page.

DAUCHEZ
PROPERTY ADMINISTRATORS
FEE SCHEDULE

LEASING (fees shared in equal parts between the owner and the tenant)
Topic	Assessment	Rate Excluding Tax	Rate Including Tax
Property Lease			1 month’s net rent
Per additional year beyond 3 years	1st year's net rent charge	0.50%	0.60%
LEASING (fees borne exclusively by the tenant)
Furnished Property Lease	Rent charges including 1st year	11.00%	13.16%
Per additional year		0.50%	0.60%
Private Parking	SET FEE	100.00 €	119.60 €
Commercial Lease	1st year's rent, excluding tax, or	30.00%	35.88%
	1st three year period's rent, excluding tax	10.00%	11.96%
DRAFTING OF DOCUMENTS (fees shared in equal parts between the owner and the tenant)
Studio, 2 rooms, 3 rooms	Lease Commission including Tax	10.45%	12.50%
4 Rooms and loft		8.36%	10.00%
DRAFTING OF DOCUMENTS (fees paid by the tenant)
Commercial Property	Basic annual rent including tax with a minimum of 400 Euros including tax	1.00%	1.20%
Private Parking	SET FEE	30.00 €	35.88 €

INVENTORY (fees borne exclusively by the tenant) ENL Law No. 2006-872 from July 13, 2006
STUDIO	SET FEE	117.06 €	140.00 €
2 ROOMS		133.78 €	160.00 €
3 ROOMS (Double Living Room + 1 Bedroom)		146.32 €	175.00 €
4 or 5 ROOMS (Double Living Room + 2 or 3 Bedrooms)		229.93 €	275.00 €
6 or 7 ROOMS (Double Living Room + 4 or 5 Bedrooms)		305.18 €	365.00 €
INVENTORY (fees borne exclusively by the tenant)
Furnished properties and leases overriding the law of 07/06/1989 (Increase)	Total Amount of the Inventory Cost including Tax	+30.00%
INVENTORY (fees borne exclusively by the tenant)
Commercial Property < 100 m2	SET FEE	154.68 €	185.00 €
Commercial Property between 100 and 200 m2		229.93 €	275.00 €
Commercial Property > 200 m2		305.18 €	365.00 €
LEASE RENEWAL AND AMENDMENTS (For occupying premises, fees shared in equal parts between the owner and the tenant)
Dwelling	Base Annual Rent, excluding tax	3.00%	3.59%
Commercial		5 to 10%	5.98 to 11.96%
Negotiation of Commercial Lease (increase)		3.00%	3.59%
THREE YEAR REVISION FOR COMMERCIAL PROPERTIES
Up to 30,500 Euros in annual rent, excluding tax	SET FEE	260.00 €	310.96 €
Above 30,500 Euros in annual rent, excluding tax		460.00 €	550.16 €
TENANT MANAGEMENT (Fees to be borne by the Lessor/Owner)
Maximum	Amounts collected, including tax	8.360%	10%
Maximum	SET FEE	610.00 €	729.56 €
Fixed management fees	By Tenant and Annually	30.00 €	35.88 €
Property Tax Statement (Minimum)	Each Statement	50.00 €	59.80 €
Service without term	Fees – set unit fee	150.00 €	179.40 €
Following Extraordinary Work	Total amount due for work, including tax (following task)	2 to 5%	2.39 to 5.98%
SALE (Fees to be borne by the Owner/Seller)
Dwelling/Commercial Property	Sale price excluding tax and fees	4.18 to 8.36%	5 to 10%

VAT in effect as of April 6, 2007:                19.60%           Fee Schedule No. 14 dated April 6, 2007

COLLECTION
OF
ADMINISTRATIVE
DOCUMENTS

From the Prefecture of Paris
and from the Prefecture of Police

THE ENTIRE COLLECTION OF ADMINISTRATIVE DOCUMENTS FROM
THE PREFECTURE OF PARIS AND THE PREFECTURE OF POLICE IS
AVAILABLE FOR CONSULTATION ON THE WEBSITE:

HTTP://WWW.PARlS.PREF.GOUV.FR/

Sales Price: 1.22 € (8 F) – Annual Fee: 30.49 € (200 F) - All orders, sales, including the number and subscription may be paid by check, made out in the name of the Receipt Manager - Prefecture of Paris, 17, boulevard Morland, 75915 - Paris cedex 04
ISSN 0987-1146

PREFECTURE OF PARIS

Division of Urban Housing and Equipment

Prefectural Decree No. 2006-45-1
with Paris being designated as a community exposed to major technological and natural hazards and setting the information modes of acquirers and tenants of property located in Paris regarding the aforementioned hazards

The Magistrate of the Ile de France area;
Magistrate of Paris,
Officer of the Legion of Honor

Whereas the general code of the collectivity of territories;
Whereas the Environmental Code and, in particular, its articles L. 125-5 and R. 125-23 to R. 125-27;
Whereas the Building and Housing Code and, in particular, its articles L.271-4 and L.271-5;
Whereas the Insurance Code and, in particular, its articles L. 125-2 and L. 128-2;
Whereas Law No. 89-462 of July 6, 1989 (amended), tending to improve rental reports and modifying Law No. 86-1290 of December 23, 1986 and, in particular, its article 3-1;
Whereas the Ministerial Decree of October 13, 2005 giving definition to the model of printed material for the establishment of the natural and technological hazards report
Whereas the Interministerial Circular of May 27, 2005, relative to information of the acquirers and tenants of property concerning major natural and technological hazards;
Whereas the Inter-Prefectural Decrees from January 26, 1966, February 25, 1977, and March 19, 1991, relative to the hazards linked to the presence of old mines and pre-Ludian gypsum areas in the sub-soil of Paris;
Whereas the Prefectural Decree No. 2003-196-1 from July 15, 2003, with approval of Flood Risk Prevention Plan (PPRI) of the department of Paris;

On the proposition from the director of Urban Housing and Equipment,

DECREE:

Article 1:

The provisions of subparagraphs I and II of article L. 125-5 of the Environmental Code are applicable to the community of Paris, in regard to the following major hazards:

1 – The risk of flooding, which is the object of a Flood Risk Prevention Plan (PPRI), approved through the Prefectural Decree of July 15th, 2003 mentioned above;

2 – The hazards linked to the presence of old mines and pre-Ludian gypsum areas in the sub-soil of Paris, covered by the aforementioned Inter-Prefectural Decrees from January 26, 1966, February 25, 1977, and March 19, 1991;

Article 2:
The acquirers’ and the tenants’ duty for information for property located in Paris regarding the hazards mentioned in I and II of Article L. 125-5 and Articles R. 125-23 to R. 125-27 of the Environmental Code, and mentioned in Article 1 above, applies, within the community of Paris, under the conditions defined in Articles 5, 6, 7, and 8 of this decree.

Article 3:
The elements necessary to the information of the acquirers and the tenants from the sellers or leasers (whether they are owners or not) concerning the property which is the object of a transaction, relative to the location of the buildings concern in regard to the areas with identified major natural hazards, located in Paris, are outlined in the file attached to this decree, which includes:

The list of major hazards set forth in the Article 1 of this decree;

For each of the hazards mentioned below, a synthetic tag describing the nature and the intensity (to the extent possible) of the hazards enumerated in the territory of the community of Paris;
Mapping of the areas considered at risk;
References of the documents to which the seller or the Lessor may refer;

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List of ministerial orders acknowledging the previously recorded natural catastrophe report and dealing with all or part of the community of Paris. Article 4:
The file and the reference documents mentioned in Article 3 of this decree are viewable at:

The City Hall of Paris;
The Prefecture of Paris - Urban Housing and Equipment Administration - Environment and Heritage Center, 50, avenue Daumesnil, in Paris, 12th district.

Article 5:
Before drawing up a sales or leasing Contract, the seller or Lessor is obligated to furnish to the acquirer or tenant, in accordance with the information mentioned in this decree and its appendices, a report of the hazards relative to the building concerned, which must have been drawn up less than six months before the date said Contract is finalized.

Said report, created in conformity with the model defined by the ministerial decree of October 13, 2005, is attached depending on the case:

The diagnostic technique attached to the sales Contract in the conditions set forth in Article L 271-4 of the Building and Housing Code;

The lease Contract, in the conditions and according to the modalities set forth in article 3-1 of Law No. 89-462 of July 6, 1989.

Article 6:
The property mentioned in article 3 of this decree includes all of the types of buildings, whether for housing or not, whatever their purpose might be.
Article 7:
The contracts mentioned in article 5 of this decree are, specifically:

Unilateral sales or purchasing agreements, sales contracts, and written lease contracts for property, and include all types of contracts giving rise to a “3, 6, 9 year” leasing agreement

Seasonal or vacation leases, furnished leaseholds, etc.;

Presale contracts (VEFA), free transfers, exchanges with or without compensation, donations, successional divisions or related transactions, long-term rental agreements, etc.

Article 8:
The following are not of concern for the dispositions of article 5 in this decree:

Individual home construction Contracts without supplying the land;

Unwritten lease contracts (oral rental agreements);

Residency contracts in establishments including collective locales, in particular those offering services to their residents (hostels, nursing homes, etc.);
Property sales within the context of judicial procedures;
Property transfers carried out within the framework of pre-emptive procedures, abandonment and expropriation, when they are carried out for the benefit of the assignees of these rights.

Article 9:

The owners of buildings that receive compensation granted for damages caused by a natural catastrophe through ministerial decree must inform purchasers or lessees, under the same conditions as those envisaged in article 5 of this decree.

Article 10:
The contracts of article 9 of this decree are, specifically applicable:
To sales and written leasing contracts for building properties, and include all types of contracts giving rise to a “3, 6, 6.9 year” leasing agreement
Legal acts linked to seasonal or vacation leases, and furnished leaseholds, etc.;

To acts linked to free transfers, exchanges with or without compensation, donations, successional divisions and related transactions, long-term rental agreements, etc.

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Article 11:
The following are not of concern for the dispositions of article 9 in this decree:

Individual home construction Contracts without supplying the land;
Residency contracts in establishments including collective locales, in particular those offering services to their residents (hostels, nursing homes, etc.);
Property sales within the context of judicial procedures;
Property transfers carried out within the framework of pre-emptive procedures, abandonment and expropriation, when they are carried out for the benefit of the assignees of these rights.

Article 12:
This decree is updated at the time of each change in orders as envisaged in the 1st article above and for all prescription or publication of a new risk prevention plan.

The information contained in the file envisaged in article 3 of this decree is updated in accordance with the prescriptions mentioned in Clause III of article R.125-5 of the Environmental Code and, if applicable, when the Official Gazette of the French Republic publishes any new ministerial decree acknowledging natural catastrophes which affect all or part of the community of Paris.

Article 13:
The obligations conferred to sellers and lessors by the dispositions of this decree are applicable from the first day of the fourth month following their publication in the Collection of Administrative Acts of the Prefecture of Paris and the Prefecture of the Police.

Article 14:
Notification of this decree shall be issued to the Paris City Hall. It will be posted in each Paris District Town Hall for one month beginning with its reception by the directors-general of the services of the district town halls.

A copy of this decree and its appendices shall be addressed to the Paris Notary Departmental Chamber.
This decree, as well as its modalities for searching, will be the subject of a notification of publication in the local press.

Article 15:
Any appeal against this decree must arrive at the Administrative Court of Paris, within two month, from the date of its publication in the Collection of Administrative Acts of the Prefecture of Paris and the Prefecture of Police.

Article 16:
The Magistrate, the Secretary General of the Prefecture of Paris, the Chief of Police, the Regional Director of Environmental Affairs, the Regional Director of Industry, Research, and the Environment of the Paris City Hall, are responsible, in the capacity that each of them bears, for the execution of this decree, that will be published in the Collection of the Administrative Acts of the Prefecture of Paris and the Prefecture of Police, and is accessible on the internet site of the Prefecture of Paris. www.paris.pref.gouv.fr

Executed in Paris on February 14, 2006

The Magistrate of the Ile de France area of Paris

Bertrand LANDRIEU

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Appendix to the Prefectural Decree No. 2006-45-1 of February 14, 2006
with Paris being designated as a community exposed to major technological and natural hazards and setting the information modes of acquirers and tenants of property located in Paris regarding the aforementioned hazards.

FILE WITH INFORMATION ON THE MAJOR RISKS TO WHICH THE COMMUNITY OF PARIS IS EXPOSED

Published in the Collection of Administrative Decrees of 3 (a) of February 14, 2006 of the Prefecture of Paris.

In view of the fact that it is attached to my decree of February 14th, 2006

The Magistrate of the Ile de France area of Paris

Bertrand LANDRIEU

I) The list of hazards enumerated in the community of Paris

The major hazards that were enumerated on Paris involving:

The risk of flooding, which is the object of a Flood Risk Prevention Plan (PPRI), approved through the Prefectural Decree of July 13th, 2003.

The hazards linked to the presence of old mines and pre-Ludian gypsum areas in the sub-soil. These hazards, which are specified in the decrees of January 26, 1966, March 19, 1991, and February 25, 1977, are managed by General Inspectorate of the city’s mines.

There is no Plan for the Prevention of Technological Hazards in Paris. Moreover the department of Paris is not involved in the seismic hazard as defined by the Modified Decree No. 91-461 from May 14, 1991 relative to seismic hazard.

II) synthetic tags for the hazards listed

Tag 1: Flood Risk
Tag 2: Risk linked with areas of old mines and gypsum

III) Cartography

The cartographic elements include:

The regulatory area map of the Flood Risk Prevention Plan (reduction to format A3 of the PPRI Paris collective map);
The perimeter identifying the regulatory areas of the mines and the pre-Ludian gypsum, specified on the bottom of the APUR parcel map – format A3.

IV) Reference documents relative to natural hazards

The reference documents relative to the natural hazards envisaged in I to which the community is exposed are: Flood Risk Prevention Plan (PPRI), approved through the Prefectural Decree of July 15th, 2003

Inter-Prefectural Decrees from January 26, 1966, March 19, 1991, and February 25, 1977, relative to the hazards linked to the presence of old mines and pre-Ludian gypsum. These decrees taken under the title of the ex-article R.111-3 of the Urban Code take the place of the Hazard Prevention Plan (PPR), pursuant to article L.562-6 of the Environmental Code.

V) the decrees acknowledge the Natural Catastrophe Report published between 1982 and 2005.

(See Table below)

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RECAPITULATION OF THE DECREES
CONTAINING INFORMATION FROM THE NATURAL CATASTROPHE REPORT
FOR PARIS APPEARING ON FEBRUARY 1ST, 2006

Community	Events	Date events began	Date events ended	Date decree was published
Paris, (Districts: 12, 13 and 14)	Floods and mud slides	06/05/1983	06/06/1983	08/03/1983

Paris, (Districts: 12, 13 and 14)	Floods and mud slides Hail/storms	05/06/1983	06/06/1983	09/10/1983

Paris, (Districts: 1, 2, 3, 4, 5, 6, 7, 10, 11, 12, 13, 14, 15, 18, 19, 20)	Floods and mud slides	07/27/1990	07/27/1990	12/07/1990

Paris	Floods and mud slides	05/31/1992	06/01/1992	10/20/1992

Paris, (Districts: 12, 13 and 14)	Floods and mud slides	05/25/1992	05/25/1992	12/24/1992

Paris, (Districts: 12, 13 and 14)	Floods and mud slides	04/29/1993	04/30/1993	09/28/1993

Paris	Floods and mud slides	07/18/1994	07/19/1994	12/06/1994

Paris	Floods and mud slides	05/30/1999	05/30/1999	07/21/1999

Paris	Floods and mud slides ground movement	12/25/1999	12/29/1999	12/29/1999

Paris	Floods and mud slides	07/06/2001	07/07/2001	08/06/2001

Paris	Floods and mud slides	05/31/2003	05/31/2003	10/03/2003

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TAG 1: Flood Risk

Characteristics of the flow
The Seine is a lowland river. Its drainage basin is around 100,000 square kilometers (nearly 1/5th of the surface of France). It has large tributaries: the Marne, the Yonne, the Aube, and the Oise.

Their output comes from rains, natural drainage of groundwater, and low water level support from  the large reservoirs located upstream from Paris.

Flood Risk
The overflow from the rivers of the Seine Basin can occur beginning in November and continuing until May. These are slow and powerful floods that occur following long and regular rainfall on the wide drainage basins. The length of submersion can reach several weeks, even in exceptional circumstances, several months, on a local basis.

However, in spite of the construction of reservoirs upstream of Paris, whose objective is to reduce the risks of floods, and to support low water levels, flooding from the Seine remains a major hazard, in particular for floodings at the 100-year level. In this respect, it should be considered that the dams present in Paris have no effect on floodings of this magnitude.

Precise Information on the Risks
The flood waves generated at the head of the drainage basin area of the Seine taking between 3 and 4 days for Yonne and between 6 and 8 days for upstream of the Seine and the Marne to arrive in the Parisian urban area. The water rises slowly. It can generally be anticipated since the basin is equipped with a system for forecasting the floods. Certain dispositions provide for then transmitting the information to the population.
In addition to the impact on safety of people and goods, a significant flood, such as the flood of the type which occurred in 1910, can have catastrophic consequences for both the population and economic activity, taking into account the density of the urbanization and the significant duration of the flood. Thus, if a flood like the 1910 flood were to occur, nearly 124,000 people would be inundated and without electricity. 162,000 people would experience flooding in their cellars (and no electricity) and 499,000 would be without electricity in Paris, that is to say a total of approximately 785,000 people impacted. The cost of the direct and indirect damage is estimated to be more than 10 billion euros for the Ile-de-France area without grids, including between 0.6 and 1.8 billion in damages to the habitat.

The largest flood on record in Paris occurred in February of 1658: 8.96m using the scale of the bridge at Austerlitz, is 34 cm above the flood of 1910 which was taken as the flood of reference for the development of the prevention plan for flood risk. The height of the water resulting from a flood similar to that of 1910 exceeds two meters at certain spots in the town.

Actions undertaken to ameliorate this risk
The Flood Risk Prevention Plan is a public utility service attached to the PLU that demarcates the areas exposed to flooding risk, and regulated, according to the risk estimated by where extent of the risks and of the chances meet, the new projects which occupy the ground, defines the preventive, protection, and safeguarding measures, which must be taken and which in short, may act upon what exists in order to reduce the vulnerability of existing property. The following regulated zones have been identified by the PPRI of Paris:
-  Red Zone: principal flow zone of the river in period of flood;
-  Green Zone: zones of flood expansion;
-  Light Blue Zone: residential area located in floodplain with an immersion level lower than 1 meter;
-  Dark Blue Zone: residential area located in floodplain with an immersion level higher than 1 meter.

The PPRI of Paris requests that companies performing a public service mission, care, cultural and administrative establishments, set up measures which permit them to reduce their vulnerability.

Organizations to contact for any complementary information	Prefecture of Paris: Urban Housing and Equipment Administration - Environment and Heritage Center, 50, avenue Daumesnil, in Paris, 12th district.

Resources	Urban Development Plan for Water Development (SDAGE), approved on June 29th, 1995 and the Urban Development Plan for Forecasting Flooding in the Seine Normandy Watershed - April 2005 Project

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TAG 2: Hazards linked to the presence of old mines and pre-Ludian gypsum areas

Characteristics of Paris sub-soil
The sub-soil of Paris contains an abundance of certain useful substances such as coarse limestone (building stone), gypsum (for making plaster) and chalk. These materials, with the exception of chalk, were mined from antiquity up until the XIXth century using two methods: Open air pits and subterranean pits.

However, the gypsum contained in certain geological layers of the Parisian sub-soil is water soluble.  Thus, subterranean water circulation may have dissolved much of the gypsum creating in this way subterranean cavities called dissolution pockets.

Hazards created by the presence of old mines and pre-Ludian gypsum areas	Ground movement is a hazard that may be caused by the old subterranean mines and dissolution pocket cavities. It is a more or less violent displacement of the ground and sub-soil.

Precise Information on the Risks
Ground movement due to the mines and subterranean cavities may be:
- Slow and continuous: This happens when dealing with a progressive deformation which occurs as sagging, or compression (reduction of the volume of certain soil under the effect of the load applied, from water circulation) or sliding of the terrain. The compressions are less deep and the diameter varies between a simple depression measuring from a few centimeters to a few meters. It may result in the movement of foundations. If the latter are not well laid-out, they will not evenly support the weight of the building causing cracking.
- rapid and intermittent: these appear as a collapse (instantaneous vertical displacement of the surface of the ground by a violent rupture of preexistent underground cavities – natural or artificial – creating an opening in a roughly cylindrical excavation called subsidence).

Location of the hazardous areas linked to the presence of pre-Ludian gypsum areas and old mines
In Paris, the areas containing abandoned mines are known and most of the time are mapped.
Old coarse limestone mines exist in the 5, 6, 12, 13, 14, 15 and 16th districts (770 undermined hectares), and gypsum mines in the 10, 18, 19 and 20th districts (65 undermined hectares).
As far as the gypsum dissolution pockets are concerned, they originated from local and evolutionary phenomenon. Therefore, they have not been mapped previously. One hazardous area of dissolution was defined in the geology of the land and by verified incidents. This area covers a part of the 9, 10, 17, 18, and 19th Districts.

Actions undertaken to ameliorate this risk
In the territory of Paris, hazardous perimeters were defined by prefectural decree under the terms of article R111-3 (henceforth repealed) of the Urban Code. These risk perimeters are used today in the PPR (Risk Prevention Plan).

Organizations to contact for any complementary information	The General Inspectorate of Mines (3, avenue du Colonel Henri Roi-Tanguy – formerly 1, place Denfert-Rochereau - 75014 Paris) is the service for the Town of Paris in charge of risk management.

Resource	General Inspectorate of Mines (IGC)

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Map

Text:
———

Périmètre réglementaire des zones de carrières et de gypse antéludien	Regulatory perimeter of areas of old mines and pre-Ludian gypsum
Légende	Legend
Zone comportant des poches de gypse antéludien	Area containing pre-Ludian gypsum pockets
(arrêté interpréfectoral du 25 février 1977)	(interprefectural decree of February 25, 1977)
Zones d'anciennes carrières	Areas of old mines
(arrêté interpréfectoral du 19 mars 1991)	(interprefectural decree of March 19, 1991)
Source: Préfecture de Paris	Source: Prefecture of Paris
Fond de plan: APUR	Parcel Plan: APUR
Echelle: 1/45 000	Scale: 1/45,000
DULE - BU - BU1 - Nicole Beuvière - avril 2006	DULE - BU - BU1 - Nicole Beuviere – April 2006

Map

Text:
———

PLAN DE ZONAGE REGLEMENTAIRE DU PPRI DE PARIS	PPRI REGULATORY ZONING PLAN OF PARIS
réduction de la carte d'assemblage du PPRI de PARIS approuvé Préfectoral du Juillet 2003	Reduction of the joint card from the PPRI of PARIS approved by the Prefectural of July 2003
Définition de (illegible) = Parcellaire APUR 2000	Definition of (Illegible) = APUR Parcel 2000
Légende	Legend
(The rest of the text in box is illegible.)
Source : I.G.N.	Source: I.G.N.
Fond de plan: IGN BD Topo - 1998	Parcel Plan: IGN BD Topographic Map - 1998
Echelle: 1/50 000	Scale: 1/50,000
DULE - BU - BU1 - Michel ALBERT - février 2006	DULE - BU - BU1 - Michel ALBERT – February 2006

Flood Risk Prevention (P.P.R.I.)

Hazardous areas demarcated by the P.P.R.I. (see attachments from P.L.U., Public Service Utility, IV B 2)

Zone of flood expansion (green) demarcated by the P.P.R.I. (see attachments from P.L.U., Public Service Utility, IV B 2)

Ground Movement Risk Prevention

Areas of old subterranean mines (see attachments from P.L.U., Public Service Utility, IV B 3)

Area containing pre-Ludian gypsum pockets (see attachments from P.L.U., Public Service Utility, IV B 2)

Supplementary area containing pre-Ludian gypsum pockets

Map

(Translator’s note: The following is the text found on the map in this position in the file. They are names of streets which are not translated.)
Text:
———
8eme                     (8th District)
Friedland Boulevard
Courcelles
Faubourg
Champs Elysées
Avenue Montaigne
Cours Albert 1er
Cours la Reine
Quai d'Orsay
de l'Université
Maubourg
Avenue Franklin D. Roosevelt
ESPLANADE DES

de Messine
Haussmann Boulevard
Courcelles
Faubourg
Av. Matignon
François 1er
Rue Saint Honoré

La Boâtie
Miromesnil
Av. de Marigny
PALAIS DE L'ELYSÉE
GRAND PALAIS
PETIT PALAIS
'
Rocher
Rome
Malesherbes

Rue Royale
Place de la Madeleine
Place de la Concorde
PALAIS BOURBON
Quai Anatole

GARE
S. LAZARE
Rue Saint Lazare
Rue Tronchet
Bd de La Madeleine
Boul. des Capucines
Boul. des Haliens
Rue du Quatre Septembre
R. de Castiglione
Rue de Rivoli
JARDIN DES TUILERIES
Quai des Tuileries
OPERA
Place Vendôme
Rue de la Paix
Rue de Rivoli
PALAIS ROYAL
Rue de Richelieu

(Translators note:  Abbreviations and initials are generally not translated due to the fact that they are usually impossible to identify with certainty. The translation of the word “Brisis” could not be found anywhere, even after consulting with other professionals. The original text contains many typos, and this may be one also.)

cour	court
H.S.P.	H.S.P.
S.d.E.	S.d.E.
courette	Courtyard
bureau	Office
dégt.	dégt.
cuisine	Kitchen
brisis	Brisis (does not seem to be a correct word.)
piéce	Bedroom/Room
Esc. B	Staircase B
machinerie Asc.	Elevator machinery
sanitaire	Restroom
des Champs Elysées	Champs Elysees

Ministry of Ecology
and Sustainable Development

Natural and Technological Hazard Report
Pursuant to Articles L 125 - 5 and R 125 - 26 of the Environmental Code

1. This Hazard Report is established based on information set forth by prefectural decree
No. 2006- 45 -1	of February 14, 2006	updated on

Location of the property (developed or undeveloped)

2. Address Community Postal Code
6 Rond Point des Champs Elysées - 75008 Paris

3. Location of the property as regards one or more Plans for the Prevention of Foreseeable Natural Disasters [PPRn]
The property is located within the perimeter of a recommended PPRn	Yes ☐	No ☐
The property is located within the perimeter of a PPRn applied in advance	Yes ☐	No ☐
The property is located within the perimeter of an approved PPRn	Yes ☒	No ☐
The natural hazards targeted are:

Flood ☐	Torrential flooding ☐	Rising groundwater ☐
Avalanche ☐	Ground movement ☐	Drought ☐
Earthquake ☐	Hurricane ☐	Volcano ☐
Forest fire ☐	Other

4. Location of the property as regards one or more Plans for the Prevention of Technological Disasters [PPRt]
The property is located within the perimeter of an approved PPRt	Yes ☐	No ☒
The property is located within the perimeter of a recommended PPRt	Yes ☐	No ☒
*The technological hazards targeted are:

Thermal impact ☐Over pressure impact ☐	Toxic impact ☐

5. Location of the property relative to regulatory earthquake zoning
Pursuant to decree No. 91-461 of May 14, 1991 relative to the prevention of seismic hazard, modified by decree No.2000-892 of September 13, 2000
The property is located within a seismic community	zone 1a ☐	zone 1b☐	zone II☐	zone III ☐	Zone 0 ☒

attached documents

6. Location
Extracts from reference documents or files which show the location of the building relative to the hazards targeted

(Refer to attachment of PPRI Paris Zoning plans, and the areas of mines and gypsum)

Seller/Lessor – Purchaser/Tenant

7. Seller – Lessor First and last name delete where inapplicable	SCI at 4/6 Rond Point des Champs-Elysees
8. Purchaser – Tenant First and last name	INTER PARFUMS Company
delete where inapplicable

9. Date	in Paris	on 07/21/2008

This Natural and Technological Hazard Report is established based on information set forth through disposition by the Magistrate of the Department. In the event of failure to respect, the purchaser or the tenant may pursue a settlement of the contract or may request before the judge a reduction in the price.
[See Article 125-5 of the Environmental Code]

Who and how must one comply with the Natural and Technological Hazard Report?
at the time of any real estate transaction related to any type of written lease contract, for the reservation of a property sold prior to completion, for a promise of sale or carrying out or certifying the sale of a developed property

Who is affected?

•
In the terms of Articles L.125-5 and R 125-23 to 27 of the Environmental Code, real estate purchasers or tenants, of any nature, must be informed by the seller or Lessor, who may or may not be a real estate professional, of the existence of hazards to which this property is exposed.

A hazard report, based on information handed down by the Magistrate of the department in the City Hall of the community where the property is located, must be attached to any type of written lease contract, for the reservation of a property sold prior to completion, for a promise of sale or carrying out or certifying the sale of a developed property.
What is the field of application of this obligation?

•	This informational obligation applies in all communities enumerated as decreed by the Magistrate of the department, for developed or undeveloped properties located:
1.	within the perimeter of exposure to risk demarcated by a Plan for the Prevention of Technological Hazards approved by the Magistrate;
2.
within an area exposed to the risks demarcated by a Plan for the Prevention of Foreseeable Natural Disasters approved by the Prefect or for which certain provisions were made immediately opposable pursuant to the Environmental Code (article L. 562-2).

3.
within the perimeter studied within the framework of the creation of a Plan for the Prevention of Technological Hazards or a Plan for the Prevention of Foreseeable Natural Disasters handed down by the Magistrate;

4.	within one of the seismic zones 1a, 1b, II or III mentioned in Article 4 of the decree of May 14, 1991.
NB: The term real estate applies to all individual or collective construction, on any type of terrain, parcel, or a group of contiguous parcels belonging to the same property or the Lessor.
Where can reference documents be consulted?

•	For each community concerned, the Magistrate of the department has handed down:
-	The list of foreseeable natural and technological disasters which includes:
-	The list of documents to which the seller or the Lessor may refer;
•	The prefectural decree includes as an appendix, for each community concerned:
1.	one or more extracts from documents allowing areas of the community to be demarcated that are exposed to the determined risks;
2.
a tag explaining the nature and, to the extent possible, the intensity of the risks in each of the areas and perimeters demarcated by the Plan for the Prevention of Natural and Technological Hazards and in the seismic zones 1a, 1b, II, or III.

•	The Magistrate addresses a copy of the Decree to the City Hall of all interested communities and to the Paris Notary Departmental Chamber.
•	The decree is posted in the town halls of these communities and is published in the Collection of State Administrative Acts in the department.
•	A notice of publication of the decree is inserted in a journal distributed in the department.
•	The decrees are updated:
-
When the Magistrate’s decree goes into effect making certain provisions of a Plan for the Prevention of Foreseeable Natural Disasters immediately opposable, or after approving a Plan for the Prevention of Foreseeable Natural Disasters or a Plan for the Prevention of Technological Risks, or when approving the revision of one of these plans;

-
When new information is placed at the knowledge of the Magistrate which allows changes in the estimate of the level of local seismicity, of the nature or of the intensity of the risk to which all or part of a community that is the object of one of these plans may be exposed.

•
The documents mentioned above may be consulted in the Town Halls of the communities concerned as well as in the prefecture and in the sub-prefectures of the department where it locates the property put on sale or up for lease.  Certain documents may be directly consulted on the internet on the site of the department Prefecture.

Who establishes the Risk Report?

•	The Risk Report is created directly by the seller or Lessor, and when appropriate with the help of a professional that intervenes in the sale or leasing of a property.
•
This report must be created at least six months before the date of conclusion of any type of written lease contract, for the reservation of a property sold prior to completion, for a promise of sale or carrying out the sale of a property to which it is attached.

•
It is valid for the entire duration of the contract and its possible renewal. In the event of a joint lease, it is provided to each signatory when he/she first enters the locales. If appropriate, it is updated if one entry is different from the other of the joint tenants.

What information must appear?

•
The Risk Report mentions the seismicity and natural or technological hazards targeted in the Prevention Plan(s) and those to which the property is exposed. This report is accompanied by extracts from reference documents which allow the property to be located relative to the hazards.

How is the Risk Report filled out?

•
It is sufficient to refer to the property, the information contained in the prefectural decree, and in the reference documents: the situation regarding the Prevention Plan(s), nature of the risks run and local seismicity.

Within what timeframe is the obligation applicable?

•
The Risk Report is due on the first day of the fourth month following the publication of the prefectural order to the collection of the administrative acts in the department and presumably from the 1st of June, 2006.

The obligation of information on damages as a result of a natural or technological catastrophe

•
If the community were the subject of one or more decrees of acknowledgment of the Natural or Technological Catastrophe Report, and if the property were the subject of a specific compensation, it is advisable to attach to the contract a declaration of the disaster(s) compensated of which one is aware. This declaration does not use the specific printed paper form.

Preservation of the Risk Report

•
The seller or the Lessor must retain one copy of the Risk Report dated and approved by the acquirer or tenant, to be able to prove that it was indeed given during the signature of the sales contract or lease of which it is a component.

To find out more, visit www.prim.net
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Ministry of Ecology and Sustainable Development– 20, avenue de Segur 75012 PARIS – standard 01 42 19 20 21 – www.ecologie.gouv.fr